UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       September 23, 2008

Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)
Colorado
(State or other jurisdiction of incorporation)
001-32994	98-0461154
(Commission File Number)	(I.R.S. Employer Identification No.)

800, 326-11th Avenue SW Calgary, Alberta Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

(403) 263-1623
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On September 23, 2008 Oilsands Quest Inc. (the “Company”) issued a press release announcing that it has entered into a private placement financing agreement with a syndicate of underwriters on a bought deal basis, to issue 3,266,000 common shares on a flow-through basis (“Flow-Through Shares”). The Flow-Through shares will be issued to investors at a price of CDN$3.675 (US$ 3.50) per share, for aggregate consideration of approximately CDN$12 million. The press release announcing the private placement is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Additionally, on September 23, 2008, the company issued a press release announcing that due to an oversubscription in its underwritten flow-through private placement announced earlier on September 23, 2008 (the "Offering") with a syndicate of underwriters on a bought deal basis, the Company agreed to issue a further 1,534,000 common shares in the Offering on a flow-through basis (the “Additional Flow-Through Shares”). The Additional Flow-Through Shares will be issued to investors at a price of CDN$3.675 (US$3.50) per share, for additional consideration of approximately CDN$5.6 million. In aggregate, the placement of a total of 4,800,000 flow-through shares in the Offering will generate gross proceeds of CDN$17.6 million. Closing for the Offering is expected to occur on or about October 3, 2008, and is contingent on receiving approval from the American Stock Exchange. The press release announcing the oversubscription in the Offering is filed as Exhibit 99.2 to this report and is incorporated by reference herein.

This financing is in addition to the non-brokered private placement announced in a press release dated September 22, 2008 and filed with the Securities and Exchange Commission on Form 8-K on September 23, 2008 of up to 6,642,857 flow-through shares, priced at US$3.50 (CDN$3.675) per share, for aggregate consideration of up to US$23.3 million (CDN$24.4 million).

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

99.1     Press Release dated September 23, 2008.

99.2     Press Release dated September 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  September 25, 2008

OILSANDS QUEST INC.
By:	/s/ Karim Hirji
Name: Karim Hirji Title: Chief Financial Officer

EXHIBIT INDEX

Exibit No.	Description

99.1	Press Release dated September 23, 2008.

99.2	Press Release dated September 23, 2008.